EX: 99.1

FOR IMMEDIATE RELEASE

Cambridge Bancorp Announces Operating Results for Q2 and Declares Dividend

Net loss driven by new merger related accounting. Asset Quality remains strong

CAMBRIDGE, MA. (July 28, 2020) - Cambridge Bancorp (NASDAQ: CATC) (the “Company”), the parent company of Cambridge Trust Company (the “Bank”), today announced an unaudited net loss of $1,716,000 for the quarter ended June 30, 2020, a decrease of $5,988,000, or 140.2%, compared to net income of $4,272,000 for the quarter ended June 30, 2019. The diluted loss per share was $0.29 for the second quarter of 2020, representing a 132.2% decrease over diluted earnings per share of $0.90 for the second quarter of 2019.

The results for the second quarter include the merger with Wellesley Bancorp Inc. (“Wellesley”) and the corresponding impact to the provision for credit losses, merger expenses, and other non-operating items. Excluding these items, operating net income was $7,788,000 for the quarter ended June 30, 2020, an increase of $833,000, or 12.0%, compared to operating net income of $6,955,000 for the quarter ended June 30, 2019. Operating diluted earnings per share were $1.32 for the second quarter of 2020, representing a 10.2% decrease over operating diluted earnings per share of $1.47 for the same quarter last year. Further discussion of the merger accounting impact of the current and expected credit loss accounting standard (“CECL”) is detailed below and in the Non-GAAP Reconciliation tables at the end of this document.

For the six months ended June 30, 2020, unaudited net income was $5,516,000, representing a decrease of $4,954,000, or 47.3%, compared to net income of $10,470,000 for the six months ended June 30, 2019. Diluted earnings per share were $0.97 for the six months ended June 30, 2020, representing a 58.7% decrease over diluted earnings per share of $2.35 for the same six months ended June 30, 2019.

The results for the six months ended June 30, 2020 also include the merger accounting impact of the CECL accounting standard within the provision for credit losses, merger expenses, and other non-operating items. Excluding these items, operating net income was $15,210,000 for the six months ended June 30, 2020, an increase of $1,923,000, or 14.5%, compared to operating net income of $13,287,000 for the six months ended June 30, 2019. Operating diluted earnings per share were $2.68 for the six months ended June 30, 2020, representing a 10.4% decrease over operating diluted earnings per share of $2.99 for the six months ended June 30, 2019.

Second quarter 2020 highlights:

•	Completed the merger with Wellesley which included banking assets of $985.6 million and client wealth management assets of $339 million.
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Asset quality remains strong with ratios of non-performing loans to total loans and non-performing assets to total assets at 0.31% and 0.30%, respectively. Early stage delinquency (30-89 days delinquent) as of June 30, 2020 represents only 0.22% of total loans.

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Reflecting weakening economic conditions, management increased the allowance for credit loss to 1.08% of total loans, excluding loans made under the Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”).

•	Organic loan growth of $79.1 million, or 3.6% year to date, excluding loans originated under the SBA’s PPP
•	Organic core deposit growth of $191.9 million, or 8.8% year to date.
•	Tangible common equity ratio of 8.27% at June 30, 2020.
•	Tangible book value per share of $47.34 at June 30, 2020.

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A supplemental presentation for the quarter is available on our investor relations website: ir.cambridgetrust.com or within the hyperlink provided within this release. This presentation includes additional detail regarding the loan portfolio, liquidity position and other COVID-19 disclosures.

“Throughout this period of uncertainty, we were able to deliver for our clients not only in terms of support through the PPP program, but also for our communities in terms of outreach. I want to specifically thank my colleagues for all of their hard work and welcome our new colleagues from our merger with Wellesley,” noted Denis K. Sheahan, Chairman and CEO. “Although the quarter’s results include the one-time impact of the merger on our allowance for credit losses as required by CECL and a continued increase in provisioning levels associated with the COVID-19 pandemic, we delivered solid operating results with continued strength in asset quality.”

Merger with Wellesley

On June 1, 2020, the Company completed its merger with Wellesley which added 6 banking offices in Massachusetts. The Company paid total consideration of $88.8 million, which consisted of 1,502,814 shares of Cambridge Bancorp common stock issued to Wellesley shareholders. The transaction included the acquisition of $870.0 million in loans and the assumption of $760.9 million in deposits, each at fair value.

The following table provides the purchase price allocation of net assets acquired for this transaction:

	At June 1, 2020
	Wellesley Book Value	Purchase Accounting Adjustments	Net Assets Acquired at Fair Value
	(dollars in thousands)
Total Purchase Price			$88,766
Assets
Cash and cash equivalents	$44,667	$—	$44,667
Investments	23,331	—	23,331
Gross Loans	883,659	(13,626)	870,033
Allowance for loan loss	(8,461)	8,461	—
Premises and equipment	2,972	1,040	4,012
Other assets	41,082	2,505	43,587
Total assets acquired	987,250	(1,620)	985,630

Liabilities
Deposits	758,976	1,902	760,878
Borrowings & Subordinated debt	132,005	477	132,482
Other liabilities	21,847	2,362	24,209
Total liabilities assumed	912,828	4,741	917,569
Net Assets Acquired	$74,422	$(6,361)	$68,061
Goodwill			$20,705

The Company recorded a gross loan fair value mark of $14.9 million or 1.7% of acquired loans on June 1, 2020. For further details on the loans and deposits acquired, see “Organic Loan and Deposit Growth” table provided near the end of the financial schedules accompanying this release.

Balance Sheet

Total assets increased $1.2 billion, or 40.9% from December 31, 2019, inclusive of the Wellesley merger, and were $4.0 billion as of June 30, 2020.

Total loans increased by $1.1 billion, or 49.7%, from December 31, 2019, inclusive of the Wellesley merger, and stood at $3.3 billion as of June 30, 2020. The increase in total loans was due to a combination of the merger with Wellesley and organic growth during 2020. A table is included accompanying this release to provide detail of organic loan and deposit growth.

Inclusive of Wellesley:

•	Residential real estate loans increased by $433.7 million from $917.6 million at December 31, 2019 to $1.4 billion at June 30, 2020.
•	Commercial real estate loans increased by $352.9 million, from $1.1 billion at December 31, 2019 to $1.4 billion at June 30, 2020.
•	Commercial & industrial loans increased by $281.0 million from $133.2 million at December 31, 2019 to $414.2 million at June 30, 2020.
•	Loans under the SBA’s PPP amounted to $189.3 million at June 30, 2020. PPP loans are included in commercial and industrial loans.

Excluding Wellesley and PPP loans, total loans grew by $79.1 million, or 3.6%, from December 31, 2019.

The Company recorded goodwill of $20.7 million during the second quarter of 2020, due to the merger with Wellesley. Total goodwill as of June 30, 2020 was $51.9 million.

Other assets increased $51.5 million, or 121.8%, to $93.8 million, from $42.3 million at December 31, 2019, primarily due to valuation adjustments associated with loan level interest rate derivatives ($39.8M) due to both changes in interest rates and additional loan level derivatives acquired in connection with the Wellesley merger.

Total deposits grew by $917.0 million, or 38.9%, to $3.3 billion at June 30, 2020, primarily driven by a combination of the impact of the Wellesley merger, organic deposit growth and funds from the PPP program.

•	Core deposits, which the Company defines as all deposits other than certificates of deposit, increased by $740.6 million, or 34.0%, to $2.9 billion at June 30, 2020, inclusive of the Wellesley merger.
•	Excluding the impact of the Wellesley merger, organic growth in core deposits was $191.9 million, or 8.8%.
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Inclusive of the Wellesley merger, the cost of total deposits for the quarter ended June 30, 2020 was 0.21%, as compared to 0.68% for the quarter ended December 31, 2019, a reduction of 47 basis points driven by reduced interest rates during 2020. The cost of total deposits for the six months ended June 30, 2020 was 0.36%, as compared to 0.67% for the six months ended June 30, 2019, a reduction of 31 basis points driven by reduced interest rates during 2020. At June 30, 2020, the spot cost of deposits was 0.27%.

Certificates of deposit totaled $358.6 million at June 30, 2020, an increase of $176.3 million from $182.3 million at December 31, 2019, primarily due to the Wellesley merger. Total brokered certificates of deposit, which are included within certificates of deposit, were $87.4 million and $7.1 million at June 30, 2020 and December 31, 2019, respectively.

Borrowings were $237.9 million as of June 30, 2020, representing a $102.2 million, or 75.3% increase from $135.7 million at December 31, 2019, primarily due to the Wellesley merger.

Net Interest and Dividend Income

For the quarter ended June 30, 2020, net interest and dividend income before the provision for credit losses increased by $9.0 million, or 45.6%, to $28.8 million, as compared to $19.8 million for the quarter ended June 30, 2019, primarily due to loan growth (both organic and as a result of the Wellesley merger), lower costs of funds, higher levels of interest earning assets, and loan accretion associated with merger accounting.

The Company’s net interest margin, on a fully taxable equivalent basis, inclusive of the Wellesley merger, increased 38 basis points to 3.77% for the quarter ended June 30, 2020, as compared to 3.39% for the quarter ended March 31, 2020. This increase was a function of the Company taking steps to reduce deposit costs combined with the accretion of loan fair value adjustments associated with the Wellesley merger.

In order to provide greater disclosure of the impact of loan merger accounting and the impact of the SBA’s PPP loan program, we have provided a reconciliation of the net interest margin to an adjusted net interest margin shown below. Excluding the impact of merger related loan accretion and the impact of PPP loans, the adjusted net interest margin for the quarter ended June 30, 2020 was 3.46%, representing a seven basis points increase over the prior quarter net interest margin of 3.39% and a 23 basis points increase when compared to 3.23% for the second quarter of 2019.

	Three Months Ended
	June 30, 2020
	Average Balance	Interest Income/ Expenses	Rate Earned/ Paid
	(dollars in thousands)
Total interest-earning assets (GAAP)	$3,086,114
Net interest income on a fully taxable equivalent basis (GAAP)		$28,952
Net interest margin (GAAP)			3.77%
Less: Paycheck Protection Program loan impact	(127,025)	(724)	0.06%
Less: Merger related loan accretion		(2,783)	-0.37%
Adjusted net interest margin	$2,959,089	$25,445	3.46%

Provision for Credit Losses

The provision for credit losses during the quarter ended June 30, 2020 includes the impact of the merger on the Company’s allowance for credit losses under CECL accounting standard. CECL requires the removal of Wellesley’s prior allowance for loan loss through the balance sheet as goodwill and re-establishment of a new allowance for credit loss through the income statement within the provision for credit loss. Total provision expense for the three months ended June 30, 2020 was $14.4 million of which the impact of the CECL merger accounting on June 1, 2020 was $8.6 million, inclusive of unfunded commitments, and is considered by the Company to be a non-operating expense.

During the second quarter of 2020, the Company increased its reserve for credit loss levels by recording $5.7 million in additional provision for credit losses due to anticipated losses associated with the pandemic, as well as changes in loan balances. For the six months ended June 30, 2020, the Company has recorded a total of $6.4 million of provision for credit losses associated with the expected impact of the pandemic on future loan losses, and during the six months ended June 30, 2020, the Company recorded total provision for credit losses of $16.4 million. Additional detail on our CECL methodology can be found within the CECL section of this release.

Noninterest Income

Inclusive of the Wellesley merger, total noninterest income increased by $827,000, or 10.2%, to $9.0 million for the quarter ended June 30, 2020, as compared to $8.1 million for the quarter ended June 30, 2019, primarily as a result of increases in wealth management revenue, loan related derivative income, and higher gains on loans sold. Noninterest income was 23.8% of total revenue for the quarter ended June 30, 2020.

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Wealth management revenue increased by $616,000, or 9.6%, to $7.0 million for the second quarter of 2020, as compared to $6.4 million for the second quarter of 2019. Wealth Management Assets under Management and Administration were $3.7 billion as of June 30, 2020, an increase of $278.4 million, or 8.1%, from December 31, 2019, primarily as a result of the Wellesley merger, partially offset by reductions within the equity markets during 2020.

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Loan related derivative income increased by $329,000 to $334,000 for the second quarter of 2020, as compared to $5,000 for the second quarter of 2019, due to increased loan volume and the associated derivative transactions executed during the quarter.

•	Gain on loans sold increased by $178,000, to $193,000 for the second quarter of 2020, as compared to $15,000 for the second quarter of 2019, due to increased sales of residential mortgages.

Inclusive of the Wellesley merger, total noninterest income increased by $1.7 million, or 10.5%, to $17.8 million for the six months ended June 30, 2020, as compared to $16.1 million for the six months ended June 30, 2019, primarily as a result of increases in wealth management revenue, loan related derivative income, and higher gains on loans sold. Noninterest income was 25.8% of total revenue for the six months ended June 30, 2020.

•	Wealth management revenue increased by $1.1 million, or 8.9%, to $13.7 million for the six months ended June 30, 2020, as compared to $12.5 million for the six months ended June 30, 2019.
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Loan related derivative income increased by $403,000, or 91.4%, to $844,000 for the six months ended June 30, 2020 , as compared to $441,000 for the six months ended of 2019, due to increased loan volume and the associated derivative transactions executed throughout the year.

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Gain on loans sold increased by $281,000, to $312,000 for the six months ended June 30, 2020, as compared to $31,000 for the six months ended June 30, 2019, due to increased sales of residential mortgages.

Noninterest Expense

Total noninterest expense increased by $4.1 million, or 18.9%, to $25.6 million for the quarter ended June 30, 2020, as compared to $21.5 million for the quarter ended June 30, 2019, primarily driven by merger related expenses, increases in salaries and employee benefits expense, occupancy and equipment expense, and data processing expense.

•	Merger expenses were $4.4 million during the quarter.
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Salaries and employee benefits expense increased $2.1 million, or 18.2%, driven by increased staffing related to the mergers with Optima Bank & Trust (“Optima”) in 2019 and Wellesley in the second quarter of 2020, additions to support business initiatives, and higher employee benefit costs.

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Occupancy and equipment expense increased $247,000, or 9.2%, primarily as a result of additional branches and office space as a result of the Wellesley merger that was not reflected within the second quarter of 2019.

•	Data processing expense increased $298,000, or 19.4%, primarily as a result of the merger with Wellesley and investments made in technology.

During the second quarter, the Company reduced the value of its other real estate loan (“REO”) holdings through other expense by $486,000 primarily as a result of revaluation due to the pandemic.

Total noninterest expense increased by $7.6 million, or 20.1%, to $45.5 million for the six months ended June 30, 2020, as compared to $37.9 million for the six months ended June 30, 2019, primarily driven by merger related expenses, increases in salaries and employee benefits expense, occupancy and equipment expense, and data processing expense as a result of our mergers with Optima in 2019 and Wellesley in 2020.

•	Merger expenses were $4.6 million year to date.
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Salaries and employee benefits expense increased $4.3 million, or 19.2%, primarily as a result of increased staffing related to the mergers with Optima and Wellesley in 2019 and 2020 respectively, additions to support business initiatives, normal merit increases and higher employee benefit costs.

•	Occupancy and equipment expense increased $724,000, or 14.4%, primarily as a result of additional branches and office space as a result the mergers with Optima and Wellesley.
•	Data processing expense increased $637,000, or 22.1%, primarily as a result of the mergers with Optima and Wellesley combined with investments made in technology.

Asset Quality

Non-performing loans totaled $10.3 million, or 0.31% of total loans outstanding as of June 30, 2020. Early stage delinquency (30-89 days delinquent) represented 0.22% of total loans outstanding as of June 30, 2020.

Net loan charge-offs remained low at $135,000, or 0.02% of total loans (annualized) for the three months ended June 30, 2020, as compared to $148,000, or 0.03% of total loans (annualized) for the for the three months ended

June 30, 2019. Net loan charge-offs were $400,000, or 0.02% of total loans (annualized) for the six months ended June 30, 2020, as compared to $172,000, or 0.02% of total loans (annualized) for the six months ended June 30, 2019.

The following table shows additional and historical information regarding non-performing assets, early stage delinquency (30-89 days delinquent) purchased credit deteriorated assets (“PCD”), and troubled debt restructurings:

	Nonperforming Assets
	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands)
Total nonperforming loans	$10,251	$3,379	$5,651
Other real estate owned	1,970	2,457	163
Total nonperforming assets	$12,221	$5,836	$5,814
Troubled debt restructurings:
Non-performing (included in total non-performing loans above)	$262	$262	$227
Performing	—	—	—
Total troubled debt restructurings	$262	$262	$227
Nonperforming loans/total loans	0.31%	0.15%	0.25%
Nonperforming assets/total assets	0.30%	0.20%	0.20%
TDRs/total loans	0.01%	0.01%	0.01%

	Additional Asset Quality Indicators
Purchased Credit Deteriorated "(PCD")/total loans	0.58%	—	—
Delinquent loans 30-89 days past due/total loans	0.22%	0.76%	0.50%
Net charge-offs/total loans (annualized)	0.02%	0.05%	0.07%
Allowance for credit losses/nonperforming loans	331.81%	596.72%	321.71%
Allowance for credit losses/total loans excluding PPP	1.08%	0.89%	0.82%

CECL

The Company adopted Accounting Standard Update (“ASU”) 2016-13 - Measurement of Credit Losses on Financial Instruments, in the first quarter of 2020. ASU 2016-13 or CECL requires earlier recognition of credit losses using a lifetime credit loss measurement approach for financial assets carried at amortized cost and requires consideration of a broader range of reasonable and supportable information to determine credit loss estimates including economic factors. The Company’s CECL methodology has two main components; a quantitative loss estimate and a qualitative loss estimate. Loan level probability of default, loss given default, and discounted cash-flows are the primary basis for the quantitative loss estimation. The qualitative loss estimate is used to make adjustments that may not be represented within the quantitative analysis and includes adjustments for concentration risk, collateral risk, current payment performance and other internal/external factors. Unemployment is the primary economic factor used within the quantitative methodology and the forward-looking estimates of unemployment reflect management’s assessment of unemployment as derived from multiple sources.  Additionally, as previously discussed, the second quarter’s Allowance for Credit Loss (“ACL”) includes the impact of the merger with Wellesley which required the Company to de-recognize prior allowance for loan loss from the acquired entity and record an allowance for credit loss through the income statement for the acquired loan portfolio based on current CECL assumptions. This one-time recognition of the ACL is considered to be non-operating in nature as described above within the provision for credit loss section of this release.

For the three months ended June 30, 2020, the Company increased the allowance for credit losses by $13.9 million primarily due to the merger with Wellesley and the forecasted impact of the COVID-19 pandemic on the economic factors utilized within the CECL methodology. For the six months ended June 30, 2020, the Company increased the allowance for credit losses by $15.8 million primarily due to the merger with Wellesley and the forecasted impact of the COVID-19 pandemic on the economic factors utilized within the CECL methodology. These increases were based on the information available to the Company at each quarter end.

The allowance for credit losses in total was $34.0 million, or 1.08% of total loans outstanding at June 30, 2020 excluding PPP loans, as compared to $18.2 million, or 0.82% of total loans outstanding at year end 2019.

COVID-19 Update

During the first and second quarters of 2020, the Company announced a range of initiatives to help clients, communities, and employees navigate the many financial challenges caused by the novel corona virus (“COVID-19”) pandemic.  As a result of the COVID-19 crisis, the Company has taken the following steps to provide support to any client experiencing a hardship during this uncertain time.

For Banking Clients:

•	Enhanced safety measures in all banking office lobbies and while all offices are now open services are available by appointment if requested
•	Increased telephone banking support through the Client Resource Calling Center
•	Waived penalties for early certificate of deposit withdrawals
•	Increased ATM withdrawal limits and debit card spending
•	Convenient and secure digital platforms for remote banking

For Consumer Loan Clients:

•	Postponement of residential loan foreclosures
•	Payment deferrals on mortgages and home equity loans
•	Forgiving late charges for consumer loan payments

For Business and Commercial Banking Clients:

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Participating in the Small Business Administration (“SBA”) Paycheck Protection Program lending program, the Company has processed and obtained SBA approval for 892 loan applications totaling $189.3 million as of June 30, 2020. Additional detail on these loans can be found within the financial section of this document.

•	Increased remote deposit limits
•	Implemented payment relief options for commercial loans, based on need
•	Providing assistance with access to government support and lending programs
•	Treasury management services to support business continuity
•	Secure online and mobile banking platforms

For Wealth Management Clients:

The Company’s wealth management team is closely monitoring the economy and financial markets and continues to actively manage clients’ portfolios through the current volatility.  We have urged clients to reach out to their Relationship Manager directly with any questions or concerns.

For Communities:

In addition to the 270 plus organizations the Company supports through its annual charitable giving, the Company donated an additional $250,000 to organizations that are providing relief to those impacted by COVID-19 and has committed to donating $100,000 to organizations committed to eradicating racism and inequities in our black communities.

For Employees:

The Company is taking precautions to protect the health and safety of its staff, while continuing to provide uninterrupted service to clients. Efforts include:

•	Enhanced safety measures for all banking office lobbies in connection with state guidelines
•	Increased cleaning of all office locations
•	90%+ of staff working remotely with the exception of essential banking office employees
•	Teleconferencing for meetings

Forbearance/Modifications. The Company has instituted payment deferral programs to aid existing borrowers with payment forbearance. For commercial and consumer borrowers, we have endeavored to provide payment relief for borrowers who have been impacted by the COVID-19 virus and have requested payment assistance. We expect to continue to accrue interest on these loans during the payment deferral period. Detailed information on client deferrals is included within the financial section of this document.

Income Taxes

Inclusive of the impact of the Wellesley merger, the Company’s effective tax rate was a credit of 23.9% for the quarter ended June 30, 2020, as compared to 26.5% for the quarter ended June 30, 2019. For the six months ended June 30, 2020, the effective tax rate was 21.6%, as compared to 23.9% for the six months ended June 30, 2019.

Dividend & Capital

On July 27, 2020, the Company’s Board of Directors declared a quarterly cash dividend of $0.53 per share, which is payable on August 27, 2020, to shareholders of record as of the close of business on August 13, 2020.  This represents an increase of $0.02 per share, as compared to the $0.51 per share dividend paid in same quarter of 2019.

Inclusive of the merger, the Company’s total shareholders’ equity to total assets ratio increased by 87 basis points to 9.52% as of June 30, 2020, as compared to 8.65% as of June 30, 2019. Book value per share grew by $6.41, or 13.1%, to $55.29 as of June 30, 2020, as compared to $48.88 as of June 30, 2019.

The Company’s ratio of tangible common equity to tangible assets increased to 8.27%, at June 30, 2020, from 7.48% at June 30, 2019, primarily as a result of the capital offering in December of 2019, increased earnings during the period, increased valuations of interest rate derivative positions, and an increase in unrealized gains in the available for sale investments portfolio. Tangible book value per share grew by $5.62, or 13.5% to $47.34 as of June 30, 2020, as compared to $41.72 as of June 30, 2019.

Supplemental Earnings Release Information:

Click Here to Download

About Cambridge Bancorp

Cambridge Bancorp, the parent company of Cambridge Trust Company, is based in Cambridge, Massachusetts. Cambridge Trust Company is a 130-year-old Massachusetts chartered commercial bank with approximately $4.0 billion in assets as of June 30, 2020, and a total of 22 Massachusetts and New Hampshire locations. Cambridge Trust Company is one of New England’s leaders in private banking and wealth management with $3.7 billion in client assets under management and administration as of June 30, 2020. The Wealth Management group maintains offices in Boston and Wellesley, Massachusetts and Concord, Manchester, and Portsmouth, New Hampshire.

The accompanying unaudited condensed interim and annual consolidated financial information should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K, which is posted in the investor relations section of the Company’s website at www.cambridgetrust.com.

Forward-looking Statements

Certain statements herein may constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements about the Company and its industry involve substantial risks and uncertainties. Statements other than statements of current or historical fact, including statements regarding the Company’s future financial condition, results of operations, business plans, liquidity, cash flows, projected costs, the impact of any laws or regulations applicable to the Company, and measures being taken in response to the COVID-19 pandemic and the impact of the COVID-19 pandemic on the Company’s business are forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “plans,” “projects,” “may,” “will,” “should,” and other similar expressions are intended to identify these forward-looking statements. Such statements are subject to factors that could cause actual results to differ materially from anticipated results. Such factors include, but are not limited to, the following: the current global economic uncertainty and economic conditions being less favorable than expected, disruptions to the credit and financial markets, changes in the Company’s accounting policies or in accounting standards, weakness in the real estate market, legislative, regulatory or accounting changes that adversely affect the Company’s business and/or competitive position, the Dodd-Frank Act’s consumer protection regulations, the duration and scope of the COVID-19 pandemic and its impact on levels of consumer confidence, actions governments, businesses and individuals take in response to the COVID-19 pandemic, the impact of the COVID-19 pandemic and actions taken in response to the pandemic on global and regional economies and economic activity, the pace of recovery when the COVID-19 pandemic subsides, challenges from the integration of the Company and Optima and Wellesley resulting in the combined business not operating as effectively as expected, disruptions in the Company’s ability to access the capital markets, the cost savings of the merger with Wellesley may not be fully realized or may take longer to realize than expected, operating costs, customer loss and business disruption following the Wellesley merger, including adverse effects on relationships with employees, may be greater than expected, and other factors that are described in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year end December 31, 2019, which the Company filed on March 16, 2020. The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. You are cautioned not to place undue reliance on these forward-looking statements.

Non-GAAP Measures

This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This information includes operating net income and operating diluted earnings per share, tangible book value per share and the tangible common equity ratio, and return on average assets, return on tangible common equity, and efficiency ratio on an operating basis.

Operating net income and operating diluted earnings per share exclude items that management believes are unrelated to its core banking business such as merger, acquisition, and capital raise expenses, gain (loss) on disposition of investment securities, and other items. The Company’s management uses operating net income and operating diluted earnings per share to measure the strength of the Company’s core banking business and to identify trends that may to some extent be obscured by such excluded gains or losses.

Management also supplements its evaluation of financial performance with analysis of tangible book value per share (which is computed by dividing shareholders’ equity less goodwill and acquisition related intangible assets, or “tangible common equity,” by common shares outstanding), the tangible common equity ratio (which is computed by dividing tangible common equity by tangible assets, defined as total assets less goodwill and acquisition related intangibles), analysis of return on average assets and return on tangible common equity on an operating basis and the operating efficiency ratio (which is computed by dividing noninterest expense adjusted for nonoperating expenses and total revenue adjusted for gain/loss on disposition of investment securities). The Company has included information on tangible book value per share, the tangible common equity ratio, and return on average assets and return on tangible common equity on an operating basis because management believes that investors may find it useful to have access to the same analytical tool used by management. As a result of merger and acquisition activity, the Company has recognized goodwill and other intangible assets in conjunction with business combination accounting principles. Excluding the impact of goodwill and other intangibles in measuring asset and capital values for the ratios provided, along with other bank standard capital ratios, provides a framework to compare the capital adequacy of the Company to other companies in the financial services industry.

These non-GAAP measures should not be viewed as a substitute for operating results and other financial measures determined in accordance with GAAP. An item which management deems to be non-core and excludes when computing these non-GAAP measures can be of substantial importance to the Company’s results for any particular quarter or year. The Company’s non-GAAP performance measures, including operating net income, operating diluted earnings per share, tangible book value per share, the tangible common equity ratio, and return on average assets, return on average equity, and efficiency ratio on an operating basis are not necessarily comparable to non-GAAP performance measures which may be presented by other companies.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are presented under “GAAP to Non-GAAP Reconciliations.”

CONTACT:

Cambridge Bancorp

Michael F. Carotenuto

Chief Financial Officer

617-520-5520

CAMBRIDGE BANCORP AND SUBSIDIARIES

QUARTERLY UNAUDITED RESULTS

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2020	2020	2019	2020	2019
	(dollars in thousands, except per share data)
Interest and Dividend Income	$30,531	$26,095	$24,470	$56,626	$43,588
Interest Expense	1,742	3,695	4,694	5,437	7,551
Net Interest and Dividend Income	28,789	22,400	19,776	51,189	36,037
Provision for Credit Losses	14,430	2,000	596	16,430	503
Noninterest Income	8,972	8,818	8,145	17,790	16,102
Noninterest Expense	25,587	19,925	21,513	45,512	37,886
(Loss) Income Before Income Taxes	(2,256)	9,293	5,812	7,037	13,750
Income Tax (Benefit) Expense	(540)	2,061	1,540	1,521	3,280
Net (Loss) Income	$(1,716)	$7,232	$4,272	$5,516	$10,470
Operating Net Income*	$7,788	$7,434	$6,955	$15,210	$13,287

Data Per Common Share:
Basic (Loss) Earnings Per Share	$(0.29)	$1.34	$0.91	$0.97	$2.37
Diluted (Loss) Earnings Per Share	(0.29)	1.33	0.90	0.97	2.35
Operating Diluted Earnings Per Share*	1.32	1.37	1.47	2.68	2.99
Dividends Declared Per Share	0.53	0.53	0.51	1.06	1.02
Avg. Common Shares Outstanding:
Basic	5,912,889	5,397,040	4,682,109	5,652,908	4,379,141
Diluted	5,912,889	5,432,099	4,715,724	5,670,438	4,412,239

Selected Performance Ratios:
Net Interest Margin, FTE	3.77%	3.39%	3.23%	3.59%	3.24%
Cost of Funds	0.23%	0.56%	0.76%	0.38%	0.68%
Cost of Interest Bearing Liabilities	0.33%	0.80%	1.05%	0.55%	0.95%
Cost of Deposits	0.21%	0.54%	0.77%	0.36%	0.67%
Cost of Deposits excl. Wholesale Deposits	0.19%	0.53%	0.69%	0.34%	0.61%
Return on Average Assets	(0.21%)	1.02%	0.66%	0.36%	0.89%
Return on Average Equity	(2.10%)	9.99%	7.71%	3.58%	10.79%
Efficiency Ratio*	67.76%	63.83%	77.05%	65.98%	72.66%
Operating Return on Average Assets*	0.95%	1.05%	1.07%	1.00%	1.13%
Operating Return on Tang Common Equity*	10.92%	11.65%	14.37%	11.26%	14.78%
Operating Efficiency Ratio*	56.30%	63.01%	64.71%	59.34%	65.77%
	June 30,	March 31,	December 31,	June 30,
	2020	2020	2019	2019

Total Assets	$4,022,750	$2,852,629	$2,855,563	$2,741,308
Total Loans	3,332,884	2,255,802	2,226,728	2,096,550
Total Deposits	3,275,843	2,390,359	2,358,878	2,329,665
Wealth Management AUM	3,572,286	2,932,393	3,287,371	3,079,770
Wealth Management AUM & AUA	3,731,226	3,071,266	3,452,852	3,242,341
Nonperforming loans/total loans	0.31%	0.15%	0.25%	0.05%
Allowance to Total Loans (excluding PPP)	1.08%	0.89%	0.82%	0.83%
Net charge-offs to Total Loans (annualized)	0.02%	0.05%	0.07%	0.03%
Total Shareholders’ Equity to Total Assets	9.52%	10.44%	10.04%	8.65%
Tangible Common Equity Ratio*	8.27%	9.34%	8.93%	7.48%
Book Value Per Share	$55.29	$54.96	$53.06	$48.88
Tangible Book Value Per Share*	$47.34	$48.60	$46.66	$41.72
* See GAAP to Non-GAAP Reconciliations

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30, 2020	March 31, 2020	December 31, 2019
	(dollars in thousands, except par value)
Assets
Cash and cash equivalents	$60,742	$42,989	$61,335
Investment securities
Available for sale, at fair value (amortized cost $130,761, $115,485, and $141,109,respectively)	134,227	117,947	140,330
Held to maturity, at amortized cost (fair value $257,121, $256,860, and $264,114, respectively)	244,551	246,906	258,172
Total investment securities	378,778	364,853	398,502
Loans held for sale, at lower of cost or fair value	2,614	2,875	1,546
Loans
Residential mortgage	1,351,308	917,103	917,566
Commercial mortgage	1,413,427	1,089,796	1,060,574
Home equity	116,067	83,066	80,675
Commercial & Industrial	414,243	127,648	133,236
Consumer	37,839	38,189	34,677
Total loans	3,332,884	2,255,802	2,226,728
Less: allowance for credit losses on loans	(34,014)	(20,163)	(18,180)
Net loans	3,298,870	2,235,639	2,208,548
Federal Home Loan Bank of Boston Stock, at cost	9,262	6,268	7,854
Bank owned life insurance	45,747	37,479	37,319
Banking premises and equipment, net	18,482	14,593	14,756
Right-of-use asset operating leases	38,912	32,312	33,587
Deferred income taxes, net	11,855	3,721	8,229
Accrued interest receivable	8,631	6,872	7,052
Goodwill	51,912	31,206	31,206
Merger related intangibles, net	3,158	3,248	3,338
Other assets	93,787	70,574	42,291
Total assets	$4,022,750	$2,852,629	$2,855,563
Liabilities
Deposits
Demand	$929,846	$608,240	$630,593
Interest bearing checking	606,999	506,654	450,098
Money market	419,537	175,158	181,406
Savings	960,847	880,944	914,499
Certificates of deposit	358,614	219,363	182,282
Total deposits	3,275,843	2,390,359	2,358,878
Borrowings	237,897	75,147	135,691
Subordinated debt	9,920	—	—
Operating lease liabilities	40,453	33,813	35,054
Other liabilities	75,577	55,551	39,379
Total liabilities	3,639,690	2,554,870	2,569,002
Shareholders’ Equity
Common stock, par value $1.00; Authorized: 10,000,000 shares; Outstanding: 6,927,699 shares, 5,417,983 shares, and 5,400,868 shares, respectively	6,928	5,418	5,401
Additional paid-in capital	224,540	137,186	136,766
Retained earnings	146,305	150,891	146,875
Accumulated other comprehensive income (loss)	5,287	4,264	(2,481)
Total shareholders’ equity	383,060	297,759	286,561
Total liabilities and shareholders’ equity	$4,022,750	$2,852,629	$2,855,563

CAMBRIDGE BANCORP AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(dollars in thousands, except share data)
Interest and dividend income
Interest on taxable loans	$28,130	$23,338	$21,355	$51,468	$37,639
Interest on tax-exempt loans	211	198	124	409	213
Interest on taxable investment securities	1,521	1,723	2,116	3,244	4,096
Interest on tax-exempt investment securities	601	595	575	1,196	1,146
Dividends on FHLB of Boston stock	52	101	81	153	157
Interest on overnight investments	16	140	219	156	337
Total interest and dividend income	30,531	26,095	24,470	56,626	43,588
Interest expense
Interest on deposits	1,396	3,129	4,379	4,525	6,880
Interest on borrowed funds	282	566	315	848	671
Interest on subordinated debt	64	-	-	64	-
Total interest expense	1,742	3,695	4,694	5,437	7,551
Net interest and dividend income	28,789	22,400	19,776	51,189	36,037
Provision for credit losses	14,430	2,000	596	16,430	503
Net interest and dividend income after provision for credit losses	14,359	20,400	19,180	34,759	35,534
Noninterest income
Wealth management revenue	7,035	6,627	6,419	13,662	12,543
Deposit account fees	695	791	843	1,486	1,581
ATM/Debit card income	290	307	379	597	655
Bank owned life insurance income	165	160	162	325	289
Income (loss) on disposition of investment securities	69	—	6	69	(81)
Gain on loans sold	193	119	15	312	31
Loan related derivative income	334	510	5	844	441
Other income	191	304	316	495	643
Total noninterest income	8,972	8,818	8,145	17,790	16,102
Noninterest expense
Salaries and employee benefits	13,542	13,016	11,459	26,558	22,286
Occupancy and equipment	2,938	2,807	2,691	5,745	5,021
Data processing	1,832	1,685	1,534	3,517	2,880
Professional services	1,098	859	760	1,957	1,567
Marketing	486	256	508	742	912
FDIC insurance	318	179	278	497	278
Nonoperating expenses	4,366	253	3,450	4,619	3,541
Other expenses	1,007	870	833	1,877	1,401
Total noninterest expense	25,587	19,925	21,513	45,512	37,886
(Loss) income before income taxes	(2,256)	9,293	5,812	7,037	13,750
Income tax (benefit) expense	(540)	2,061	1,540	1,521	3,280
Net (loss) income	$(1,716)	7,232	4,272	$5,516	$10,470
Share data:
Weighted average number of shares outstanding, basic	5,912,889	5,397,040	4,682,109	5,652,908	4,379,141
Weighted average number of shares outstanding, diluted	5,912,889	5,432,099	4,715,724	5,670,438	4,412,239
Basic (loss) earnings per share	$(0.29)	$1.34	$0.91	$0.97	$2.37
Diluted (loss) earnings per share	$(0.29)	$1.33	$0.90	$0.97	$2.35

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Three Months Ended
	June 30, 2020			March 31, 2020			June 30, 2019
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,660,482	$28,130	4.25%	$2,204,862	$23,338	4.26%	$1,951,133	$21,355	4.39%
Tax-exempt	21,004	267	5.11	23,605	250	4.26	14,567	157	4.32
Securities available for sale (3)
Taxable	115,875	557	1.93	133,402	660	1.99	155,762	748	1.93
Securities held to maturity
Taxable	158,431	964	2.45	169,433	1,063	2.52	218,672	1,368	2.51
Tax-exempt	84,885	760	3.60	83,193	754	3.65	75,423	728	3.87
Cash and cash equivalents	45,437	16	0.14	59,845	140	0.94	55,015	219	1.60
Total interest-earning assets (4)	3,086,114	30,694	4.00%	2,674,340	26,205	3.94%	2,470,572	24,575	3.99%
Non interest-earning assets	233,240			192,184			161,855
Allowance for credit losses	(23,272)			(18,423)			(16,908)
Total assets	$3,296,082			$2,848,101			$2,615,519
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$541,482	$209	0.16%	$457,189	$159	0.14%	$426,725	$120	0.11%
Savings accounts	915,835	462	0.20	888,973	1,772	0.80	826,726	2,212	1.07
Money market accounts	270,951	140	0.21	193,048	449	0.94	201,164	679	1.35
Certificates of deposit	230,798	585	1.02	187,318	749	1.61	282,579	1,368	1.94
Total interest-bearing deposits	1,959,066	1,396	0.29	1,726,528	3,129	0.73	1,737,194	4,379	1.01
Subordinated debt	3,266	64	7.88	-	-	-	-	-	-
Other borrowed funds	138,052	282	0.82	127,389	566	1.79	50,447	315	2.50
Total interest-bearing liabilities	2,100,384	1,742	0.33%	1,853,917	3,695	0.80%	1,787,641	4,694	1.05%
Non-interest-bearing liabilities
Demand deposits	770,202			622,892			541,380
Other liabilities	97,431			80,089			64,182
Total liabilities	2,968,017			2,556,898			2,393,203
Shareholders’ equity	328,065			291,203			222,316
Total liabilities & shareholders’ equity	$3,296,082			$2,848,101			$2,615,519
Net interest income on a fully taxable equivalent basis		28,952			22,510			19,881
Less taxable equivalent adjustment		(215)			(211)			(186)
Net interest income		$28,737			$22,299			$19,695
Net interest spread (5)			3.67%			3.14%			2.94%
Net interest margin (6)			3.77%			3.39%			3.23%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020.

CAMBRIDGE BANCORP AND SUBSIDIARIES

MARGIN & YIELD ANALYSIS

	Six Months Ended
	June 30, 2020			June 30, 2019
	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)	Average Balance	Interest Income/ Expenses (1)	Rate Earned/ Paid (1)
	(dollars in thousands)
ASSETS
Interest-earning assets
Loans (2)
Taxable	$2,432,672	$51,468	4.25%	$1,748,485	$37,639	4.34%
Tax-exempt	22,305	518	4.67	12,168	269	4.46
Securities available for sale (3)
Taxable	124,651	1,218	1.96	160,160	1,460	1.84
Securities held to maturity
Taxable	163,932	2,026	2.49	214,035	2,636	2.48
Tax-exempt	84,039	1,514	3.62	74,641	1,451	3.92
Cash and cash equivalents	52,627	156	0.60	44,081	337	1.54
Total interest-earning assets (4)	2,880,226	56,900	3.97%	2,253,570	43,792	3.92%
Non interest-earning assets	212,712			138,310
Allowance for loan losses	(20,848)			(16,799)
Total assets	$3,072,090			$2,375,081
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits
Checking accounts	$499,335	$368	0.15%	$409,390	$202	0.10%
Savings accounts	902,404	2,232	0.50	758,219	3,697	0.98
Money market accounts	231,999	589	0.51	165,891	1,060	1.29
Certificates of deposit	209,058	1,336	1.29	218,275	1,921	1.77
Total interest-bearing deposits	1,842,796	4,525	0.49%	1,551,775	6,880	0.89%
Subordinated debt	1,633	64	7.88	-	-	-
Other borrowed funds	132,720	848	1.28	52,275	671	2.59
Total interest-bearing liabilities	1,977,149	5,437	0.55%	1,604,050	7,551	0.95%
Non-interest-bearing liabilities
Demand deposits	696,547			512,882
Other liabilities	88,760			62,505
Total liabilities	2,762,456			2,179,437
Shareholders’ equity	309,634			195,644
Total liabilities & shareholders’ equity	$3,072,090			$2,375,081
Net interest income on a fully taxable equivalent basis		51,463			36,241
Less taxable equivalent adjustment		(427)			(361)
Net interest income		$51,036			$35,880
Net interest spread (5)			3.42%			2.97%
Net interest margin (6)			3.59%			3.24%

(1)	Annualized on a fully taxable equivalent basis calculated using a federal tax rate of 21%.
(2)	Nonaccrual loans are included in average amounts outstanding.
(3)	Average balances of securities available for sale calculated utilizing amortized cost.
(4)	Federal Home Loan Bank stock balance and dividend income is excluded from interest-earning assets.
(5)

Net interest spread represents the difference between the weighted average yield on interest-earning assets, inclusive of PPP loans originated during 2020, and the weighted average cost of interest-bearing liabilities.

(6)	Net interest margin represents net interest income on a fully tax equivalent basis as a percentage of average interest-earning assets, inclusive of PPP loans originated during 2020.

Organic Loan and Deposit Growth (dollars in thousands)

					June 2020 vs December 2019
	June 30, 2020	March 31, 2020	December 31, 2019	Balance Acquired	Organic Growth/(Decline) $	Organic Growth/(Decline) %
Loans
Residential mortgage	$1,351,308	917,103	$917,566	$403,855	$29,887	3.3%
Commercial mortgage	1,413,427	1,089,796	1,060,574	290,909	61,944	5.8%
Home equity	116,067	83,066	80,675	36,213	(821)	(1.0%)
Commercial & Industrial	414,243	127,648	133,236	138,953	142,054	106.6%
Consumer	37,839	38,189	34,677	103	3,059	8.8%
Total loans	$3,332,884	$2,255,802	$2,226,728	$870,033	$236,123	10.6%
PPP Loans	(157,017)	—	—	—	(157,017)	—
Total Loans excluding PPP*	$3,175,867	$2,255,802	$2,226,728	$870,033	$79,106	3.6%
Deposits
Demand	$929,846	$608,240	$630,593	175,912	$123,341	19.6%
Interest bearing checking	606,999	506,654	450,098	49,944	106,957	23.8%
Money market	419,537	175,158	181,406	250,226	(12,095)	(6.7%)
Savings	960,847	880,944	914,499	72,700	(26,352)	(2.9%)
Core deposits	2,917,229	2,170,996	2,176,596	548,782	191,851	8.8%
Certificates of deposit	358,614	219,363	182,282	212,096	(35,764)	(19.6%)
Total deposits	$3,275,843	$2,390,359	$2,358,878	$760,878	$156,087	6.6%

*PPP loans are included within Commercial and Industrial

GAAP to Non-GAAP Reconciliations (dollars in thousands except per share data)

Statement on Non-GAAP Measures: The Company believes the presentation of the following non-GAAP financial measures provides useful supplemental information that is essential to an investor’s proper understanding of the results of operations and financial condition of the Company. Management uses non-GAAP financial measures in its analysis of the Company’s performance. These non-GAAP measures should not be viewed as substitutes for the financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
Operating Net Income / Operating Diluted Earnings Per Share	2020	2019	2020	2019
	(in thousands, except share data)

Net (Loss) Income (a GAAP measure)	$(1,716)	$4,272	$5,516	$10,470
Add: Merger and Capital issuance expenses (Pretax)	4,366	3,450	4,619	3,541
Add: (Gain) Loss on disposition of investment securities	(69)	(6)	(69)	81
Provision established for acquired Wellesley loans	8,638	—	8,638	—
Tax effect of non-operating adjustments(1)	(3,431)	(761)	(3,494)	(805)
Operating Net Income (a non-GAAP measure)	$7,788	$6,955	$15,210	$13,287
Less: Dividends and Undistributed Earnings Allocated to Participating Securities (GAAP)	(4)	(35)	(26)	(94)
Operating Income Applicable to Common Shareholders (a non-GAAP measure)	$7,784	$6,920	$15,184	$13,193
Weighted Average Diluted Shares	5,912,889	4,715,724	5,670,438	4,412,239
Operating Diluted Earnings Per Share (a non-GAAP measure)	$1.32	$1.47	$2.68	$2.99

(1)

The net tax benefit associated with noncore items is determined by assessing whether each noncore item is included or excluded from net taxable income and applying the Company’s combined marginal tax rate to only those items included in net taxable income.

	June 30, 2020	December 31, 2019	June 30, 2019
	(in thousands, except share data)
Tangible Common Equity:
Shareholders' equity (GAAP)	$383,060	$286,561	$237,094
Less: Goodwill and acquisition related intangibles (GAAP)	(55,070)	(34,544)	(34,725)
Tangible Common Equity (a non-GAAP measure)	327,990	252,017	202,369
Total assets (GAAP)	4,022,750	2,855,563	2,741,308
Less: Goodwill and acquisition related intangibles (GAAP)	(55,070)	(34,544)	(34,725)
Tangible assets (a non-GAAP measure)	$3,967,680	$2,821,019	$2,706,583
Tangible Common Equity Ratio (a non-GAAP measure)	8.27%	8.93%	7.48%
Tangible Book Value Per Share:
Tangible Common Equity (a non-GAAP measure)	$327,990	$252,017	$202,369
Common shares outstanding	6,927,699	5,400,868	4,850,230
Tangible Book Value Per Share (a non-GAAP measure)	$47.34	$46.66	$41.72

	Three Months Ended			Six Months Ended
	June 30, 2020	March 31, 2020	June 30, 2019	June 30, 2020	June 30, 2019
	(in thousands, except share data)
Efficiency Ratio:
Noninterest expense	$25,587	$19,925	$21,513	$45,512	$37,886
Net interest and dividend income	28,789	22,400	19,776	51,189	36,037
Total noninterest income	8,972	8,818	8,145	17,790	16,102
Total revenue	$37,761	$31,218	$27,921	$68,979	$52,139
Efficiency Ratio	67.76%	63.83%	77.05%	65.98%	72.66%

Operating Efficiency Ratio:
Noninterest expense	$25,587	$19,925	$21,513	$45,512	$37,886
Merger and capital issuance expenses (Pretax)	(4,366)	(253)	(3,450)	(4,619)	(3,541)
Operating expense (a non-GAAP measure)	21,221	19,672	18,063	40,893	34,345
Total revenue	$37,761	$31,218	$27,921	$68,979	$52,139
Add: (Gain) Loss on disposition of investment securities	(69)	—	(6)	(69)	81
Operating revenue (a non-GAAP measure)	$37,692	$31,218	$27,915	$68,910	$52,220
Operating Efficiency Ratio (a non-GAAP measure)	56.30%	63.01%	64.71%	59.34%	65.77%

Operating Return on Tangible Common Equity:
Operating Net Income (a non-GAAP measure)	$7,788	$7,434	$6,955	$15,210	$13,287
Average common equity	$328,065	$291,203	$222,316	$309,634	$195,644
Average Goodwill and merger related intangibles	(41,240)	(34,508)	(28,120)	(37,874)	(14,343)
Average tangible common equity	$286,825	$256,695	$194,196	$271,760	$181,301
Operating Return on Tangible Common Equity (a non-GAAP measure)	10.92%	11.65%	14.37%	11.26%	14.78%

Operating Return on Average Assets:
Operating Net Income (a non-GAAP measure)	$7,788	$7,434	$6,955	$15,210	$13,287
Average assets	$3,296,082	$2,848,101	$2,615,519	$3,072,090	$2,375,081
Operating Return on Average Assets (a non-GAAP measure)	0.95%	1.05%	1.07%	1.00%	1.13%

COVID-19 Additional Disclosures

	Loans with Deferred Payments as of June 30, 2020
	Portfolio Total	# of loans deferred	P&I	Interest Only	Total	% of total
	(dollars in thousands)
Residential Mortgages	$1,351,308	119	$52,827	$—	$52,827	3.9%
Commercial Mortgages	1,413,427	81	55,888	43,990	99,878	7.1%
Home Equity	116,067	13	1,707	—	1,707	1.5%
Commercial & Industrial	414,243	62	17,589	2,644	20,233	4.9%
Consumer loans	37,839	—	—	—	—	0.0%
Total	$3,332,884	275	$128,011	$46,634	$174,645	5.2%

	PPP Loans as of June 30, 2020
	Portfolio Total	# of loans	% of count	% of amount
Loan size:	(dollars in thousands)
Below $100k	$19,613	476	53%	10%
$100k to $500k	67,040	318	36%	35%
$500k to $1 million	38,718	58	7%	20%
Above $1 million	68,392	40	4%	35%
Total	$193,763	892	100%	100%
Unearned fees net of deferred costs	(4,457)
Total net of unearned fees	189,306